EXHIBIT 10.10

FIRST AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT PLAN FOR
DESIGNATED OFFICERS

MidAmerican Energy Company

Amended and Restated as of January 1, 2005

MIDAMERICAN ENERGY COMPANY
FIRST AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT PLAN FOR DESIGNATED OFFICERS

MIDAMERICAN ENERGY COMPANY
FIRST AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT PLAN FOR DESIGNATED OFFICERS

I.	ESTABLISHMENT

MidAmerican Energy Company, an Iowa corporation (the “Company”), and a wholly owned subsidiary of MidAmerican Energy Holdings Company (“Holdings”), hereby adopts the Company’s First Amended and Restated Supplemental Retirement Plan for Designated Officers (the “Plan”), amended and restated effective as of January 1, 2005.  The Plan is an amendment and restatement of the Supplemental Retirement Plan for Designated Officers, which was adopted on January 1, 1996, as previously amended and restated as of May 10, 1999.

This Plan, as amended and restated, shall apply only to Plan Participants who have accrued a vested benefit under the Plan after December 31, 2004.  As to those Participants, their entire vested benefit under the Plan shall be governed by the terms of the Plan as amended and restated herein.  All other Participants (those who have not accrued a vested benefit after December 31, 2004) shall have their benefits and rights under the Plan governed by the terms of the Plan as in effect on December 31, 2004.

The Plan, as amended and restated, is intended to comply with the provisions of Section 409A of the Internal Revenue Code, as amended, and Applicable Guidance.  As used in this Plan, the term “Applicable Guidance” means Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code, or other written Treasury or IRS guidance regarding Section 409A, including IRS Notice 2005-1.  In the event of Applicable Guidance that is contrary to any Plan provision, the Company, as of the effective date of the Applicable Guidance, will operate the Plan in conformance therewith and will disregard any inconsistent Plan provision. Any such Applicable Guidance is deemed to be incorporated by reference into the Plan and to supersede any contrary provision during any period in which the Company is permitted to comply operationally with the Applicable Guidance and before a formal Plan amendment is required.

II.	PURPOSE

The purpose of the Plan is to enable the Company, Holdings and their Subsidiaries to attract, retain, and motivate persons of outstanding competence, and to provide appropriate supplemental retirement and survivor benefits to Designated Officers of the Company, Holdings and their Subsidiaries.

III.	CONSTRUCTION

Section 3.1.  Definitions.  Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)	“Board” means the Board of Directors of the Company.

(b)
“Cause” means, unless otherwise defined in a Participant’s employment agreement, a Participant’s discharge from the employment of the Company, Holdings or any Subsidiary because such Participant willfully engages in conduct, or lack thereof, that is demonstrably and materially injurious to the Company, Holdings or any Subsidiary or their business reputation or financial structure.  Determination of “Cause” shall be made by the Committee in the exercise of good faith and reasonable judgment.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means an Administrative Committee comprised of Company employees selected by the President of the Company and approved by the Board to administer the Plan pursuant to Article IV herein.

(e)
“Company” means MidAmerican Energy Company. With respect to the obligation to make payments to any Participant under the Plan, Company shall mean the company who employs the Participant.  For purposes of determining whether there has been a Separation from Service with the Company, Company means all entities with whom the Company would be considered a single employer under Code Sections 414 (b) and (c).

(f)	“Designated Officer” means an officer of the Company, Holdings or any Subsidiary who has been approved by the Board or the Committee, as applicable, to participate in the Plan.

(g)
“Disability” means a condition of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and the Executive (i) is unable to engage in any substantial gainful activity or (ii) has been receiving income replacement benefits for a period of not less than 3 months under a group long term disability insurance policy covering employees of the Company.  Such Disability shall be determined by the Committee in the exercise of good faith and reasonable judgment in reliance on competent medical advice from one or more qualified individuals selected by the Committee.

(h)
“Disability Benefit” means, for such Participant, the Normal Retirement Supplemental Benefit or Early Retirement Supplemental Benefit, computed as though the Participant incurred a Separation from Service on the date he or she reaches age 55 or, if the Participant has already reached age 55, on the date of Disability.

(i)
“Early Retirement Total Benefit” means a Normal Retirement Total Benefit reducing the 65% in the formula in Section 3.l(q) at the rate of one percentage point for each full and one percentage point for each fraction of a year that, on the Participants Early Retirement Date, such Participant’s age is less than sixty-five (65) years (i.e., 60% at age 60, 55% at age 55).

(j)
“Early Retirement” means, for each Participant, the commencement of benefits after Separation from Service of such Participant other than because of death or Cause, but prior to such Participant reaching Normal Retirement Age.

(k)
“Early Retirement Date” means the first day of the month following the later of (a) Participant’s attainment of age fifty-five (55) or (b) Participant’s date of Separation from Service prior to reaching Normal Retirement Age.

(l)	“Early Retirement Supplemental Benefit” (see subsection (p) below).

(m)	“Effective Date” means January 1, 1996. The Effective Date for the Plan as amended and restated herein means January 1, 2005.

(n)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

(o)
“Normal Retirement Total Benefit” means the annual benefit provided under the Plan on a Participant’s Normal Retirement Date, in the amount of sixty-five percent (65%) of such Participant’s Total Cash Compensation in effect immediately prior to such Participant’s Separation from Service, times a fraction, the numerator being the number of years (including fractions of a year) of participation in this Plan (or participation in a similar supplemental retirement plan of a Predecessor Company) as of the date of Separation from Service, and the denominator being the number of years of participation if the Participant had remained employed to age 55 (the factor shall not exceed 1.0). The Board or the Committee, as applicable, shall have the authority to grant the crediting of service with a former employer of a Participant in the calculation of such Participant’s number of years of participation in the Plan or to provide other credit for service on a case by case basis.

(p)
“Normal Retirement Supplemental Benefit” and “Early Retirement Supplemental Benefit”, respectively, mean the Normal Retirement Total Benefit or Early Retirement Total Benefit, as applicable, reduced by the sum of:

(i)
the annual benefits provided to such Participant under a Tax Qualified Pension Plan (determined as if the Participant elected a joint and 2/3  survivor benefit under such plan and beginning on the same date that payments begin under this Plan);

(ii)
benefits under Iowa-Illinois Gas and Electric Company Supplemental Retirement Plan, the Iowa Resources Inc. and Subsidiaries Supplemental Retirement Income Plan and the Midwest Resources Supplemental Retirement Plan, after converting such benefits to an actuarially equivalent amount, as determined by the Committee in the exercise of good faith and reasonable judgment; and

(iii)
tax qualified defined benefit pension type retirement plan benefits payable to such Participant by other employers of such Participant if service with such other employers is credited as service under the Tax Qualified Pension Plan, after converting such benefits to an actuarially equivalent amount, as determined by the Committee in the exercise of good faith and reasonable judgment;

provided, however, that unless otherwise provided in a Participant’s employment agreement, a Participant’s Normal Retirement Supplemental Benefit and Early Retirement Supplemental Benefit may not exceed $1 million per year.  An Early Retirement Supplemental Benefit will not be available to any Participant whose Separation from Service occurs prior to being credited with five (5) Years of Service unless otherwise provided in a Participant’s employment agreement.

(q)	“Normal Retirement Age” means, for each Participant, the attainment of age sixty-five (65) years.

(r)	“Normal Retirement Date” means the first day of the month following the month in which a Participant reaches Normal Retirement Age.

(s)
“Participant” means a Designated Officer of the Company, Holdings or any Subsidiary who has been approved by the Board or the Committee, as applicable, to participate in the Plan, and any retired individual who has a vested accrued benefit under the Plan as specified in Article V.

(t)	“Plan Year” means the calendar year beginning January 1 and ending December 31.

(u)
“Predecessor Company” means CalEnergy Company, Inc., Midwest Resources Inc., Iowa-Illinois Gas and Electric Company, Midwest Energy Company, Iowa Resources Inc., any subsidiaries of any of these companies and any member of the same controlled group of corporations of any of these companies.

(v)
“Rabbi Trust” means a grantor trust, within the meaning of Sections 671-678 of the Code, established by the Company for the benefit of the Participants, both active and retired, and the Participants’ designated beneficiaries, as specified in Article VIII.

(w)	“Separation from Service” means the termination of a Participant’s employment with the Company for any reason, or as otherwise defined in Applicable Guidance.

(x)	“Spouse” means a husband or wife as licensed in marriage by the state.

(y)	“Subsidiary” means a company as to which Holdings or the Company directly or indirectly holds securities representing at least 50% of the total voting power of all voting securities.

(z)
“Survivor’s Benefit” means the benefit payable to a Participant’s surviving Spouse, designated beneficiary or estate under the Plan as specified in Section 6.6 in the event of such Participant’s death.

(aa)
“Tax Qualified Pension Plan” shall mean the tax qualified defined benefit plan, cash balance plan and money purchase pension plan, if any, maintained by the Company, Holdings or any Subsidiary, but shall not include any profit sharing plans, employee stock ownership plans or qualified salary reduction or cash or deferred plan.

(bb)	“Total Cash Compensation” means (i) the highest amount payable to a Participant by the Company, Holdings or any Subsidiary (or a Predecessor Company) as monthly base salary during the five years immediately prior to termination of services (including the year in which termination occurs) multiplied by twelve, plus (ii) the average of the Participant’s Awards during the most recent three year period under the Company’s Key Employee Annual Incentive Plan or its successor plan(s), or bonus awards under a similar annual incentive bonus program for executives of Holdings, a Subsidiary or a Predecessor Company, plus (iii) the prior three-year average annual amount of any other special, additional or non-recurring bonus awards or other compensation, but only if such awards or compensation are (A) required to be included in Total Cash Compensation under a Participant’s employment agreement or (B) approved by the Committee for inclusion in Total Cash Compensation as set forth in written notice to a Participant. Monthly base salary shall include amounts deferred under any § 401(k) plans, § 125 cafeteria plans, nonqualified deferred compensation plans or similar arrangements. If less than three years of bonus awards have been made for the Participation during the most recent three year period prior to termination of employment, the average of the number of bonus awards actually made during such three year period shall be used.

(cc)	“Year of Service” or “Years of Service” means each full twelve months of service with the Company, Holdings, a Subsidiary or a Predecessor Company.

Section 3.2.  Gender and Number.  Except when otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular; and the singular shall include the plural.

Section 3.3.  Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan; and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

IV.	ADMINISTRATION

Section 4.1.  The Committee.  The Plan shall be administered by the Committee which shall be selected by the Board, and unless the Board otherwise directs in writing, the Committee shall possess, in addition to any powers specifically vested in the Committee, any or all of the powers vested in the Board hereunder.  The Committee may delegate the responsibility of performing ministerial acts to such administrative agents as it deems advisable or desirable to carry out the purpose of the Plan.

Section 4.2.  Authority of the Committee.  The Committee shall have the power to construe and interpret the Plan and any agreement or instrument entered into hereunder, to prescribe, amend, or waive rules and regulations for the Plan’s administration; and to make any other determination which may be necessary or advisable for the Plan’s administration.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent reasonable to effect its purpose.  The Committee shall have full discretion to administer the Plan as it sees fit.  All decisions of the Committee shall be final and binding absent manifest error.

The Company may elect to insure the lives of Participants; in such case, Participants must agree to undergo physical examinations and otherwise cooperate in obtaining such insurance as a condition precedent to participation in the Plan.  Any such life insurance policies shall be owned by and be considered a general asset of the Company.  Subject to Section 7.2, no Participant or beneficiary shall have any rights to or interest in or shall be entitled to any benefits under such policies.

Section 4.3.  Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its shareholders, employees, the Participants and their estates and designated beneficiaries.

The Board or the Committee, as applicable, shall have the full power to amend or terminate the Plan at any time; provided that no such amendment or termination shall adversely affect the vested or accrued rights of any Participant under the Plan without such Participant’s written consent.

Section 4.4.  Terms of Participation.  The Board or Committee, as applicable, may establish terms of participation in the Plan for any Participant which may differ from the specific terms of the Plan and which may be more favorable than the terms applicable to Participants generally.  Without limitation, the Board or the Committee, as applicable, may establish a minimum annual benefit or death benefit for any Participant, on a case-by-case basis, which annual benefit or death benefit may be greater than the annual benefit or death benefit to which such Participant would otherwise be entitled under the benefit formulas set forth in the Plan. However, any such additional terms may not violate the provisions of Section 409A of the Internal Revenue Code or Applicable Guidance.

V.	ELIGIBILITY AND PARTICIPATION

Section 5.1.  Participation.  Upon approval by the Board or the Committee, as applicable, Designated Officers shall  become Participants under the Plan as of the date specified by the Board or the Committee.  Retired individuals who have a vested accrued benefit under the Plan will also be considered to be Participants.

Section 5.2.  No Employment Guarantee.  Neither this Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an employee of the Company, Holdings or any Subsidiary for any period.

VI.	BENEFITS

Section 6.1.  Benefits Upon Normal Retirement.  Upon a Participant’s Separation from Service on or after reaching Normal Retirement Age, the Company shall pay to such Participant, as compensation for services rendered prior to such date, his or her Normal Retirement Supplemental Benefit in equal monthly installments commencing on the Normal Retirement Date, or, if later, the first day of the month then following Separation from Service, and continuing on the first day of each month thereafter during the lifetime of such Participant.

Section 6.2.  Benefits Upon Early Retirement.  Upon a Participant’s Separation from Service before reaching Normal Retirement Age, the Company shall pay to the Participant, as compensation for services rendered prior to such date, his or her Early Retirement Supplemental Benefit in equal monthly installments commencing on the Participant’s Early Retirement Date, and, in all cases, continuing on the first day of each month thereafter during the lifetime of such Participant.

Section 6.3.  Benefits Upon Disability.  Upon a Participant’s Disability prior to reaching Normal Retirement Age, the Company shall begin payment to the Participant on the later of (a) the first day of the month following Disability or (b) the first day of the month following the Participant’s attainment of age 55, as compensation for services rendered prior to such date, his or her Disability Benefit in equal monthly installments and continuing on the first day of each month thereafter during the lifetime of such Participant.

Section 6.4.  Benefits Upon Death.  Upon a Participant’s death, the Company shall pay to such Participant’s designated beneficiary or estate, as appropriate, the following Survivor’s Benefit:

(a)
Death Prior to Commencement of Benefits.  If a Participant dies prior to commencement of the payment of any benefit hereunder, the Company shall pay to such Participant’s designated beneficiary or estate a Survivor’s Benefit equal to the Normal Retirement Supplemental Benefit (without application of the percentage reduction based upon years of participation prior to age 55) in one hundred eighty (180) equal monthly installments commencing on the first date of the month following such date of death and receipt of a death certificate by the Company, and continuing on the first day of each month thereafter until the one hundred eighty (180) payments have been made.

(b)
Death After Commencement of Benefits.  If a Participant dies after commencement of the payment of any benefit hereunder, the Company shall pay to the Participant’s surviving Spouse a Survivor’s Benefit commencing on the first day of the month following such date of death and receipt of a death certificate by the Company and continuing on the first day of each month thereafter for the remaining lifetime of the surviving Spouse.  The Survivor’s Benefit means a benefit equal to two-thirds of the Normal Retirement Supplemental Benefit, Early Retirement Supplemental Benefit or Disability Benefit, as applicable, that the Participant was receiving immediately prior to death, except that the actuarial value of the total Survivor’s Benefit (and present valued back to the time benefits commenced) shall be limited to fifty percent (50%) of the total benefit based upon the actuarial value of such total benefit at the time benefits commenced.  Both calculations shall use the same actuarial assumptions in effect under the MidAmerican Energy Company Retirement Plan (or subsequent replacement plan) at the time benefits commenced.

(c)
Payment by the Company of the benefit in Section 6.4(a) or (b) shall relieve the Company of the obligation to pay a Normal Retirement Supplemental Benefit, an Early Retirement Supplemental Benefit, a Disability Benefit, or any other benefit which the Participant might have otherwise received under the Plan.

(d)
In the event a Participant dies without a surviving Spouse, after commencement of the payment of any benefits hereunder, the Company shall pay to such Participant’s designated beneficiary or estate a Survivor’s Benefit equal to the Normal Retirement Supplemental Benefit, Early Retirement Supplemental Benefit or Disability Benefit, as applicable, that the Participant was receiving immediately prior to death such that a total of one hundred eighty (180) equal monthly installments is paid to the Participant and such Participant’s designated beneficiary or estate.  The Survivor’s Benefit portion shall commence on the first day of the month following such date of death and receipt of a death certificate by the Company, and continue on the first day of each month thereafter until a total of one hundred eighty (180) payments have been made.

Section 6.5.  Forfeiture Upon Termination for Cause.  Unless otherwise provided in a Participant’s employment agreement or otherwise provided by the Committee in writing to a Participant, upon a Participant’s Separation from Service for Cause, such Participant shall immediately forfeit all rights and benefits provided under the Plan, and the Company shall have no further obligation to such Participant under the Plan.

Section 6.6.  General Payout Restrictions.  No benefits shall be paid under this Plan prior to the actual Separation from Service of a Participant.

Section 6.7.   No Acceleration.  Neither the Company nor the Participant may accelerate the time or schedule of any Plan payment except as Applicable Guidance may permit. For this purpose, the following are not an acceleration: (i) a payment required under a domestic relations order under Code §414(p)(1)(B); (ii) a payment required under a certificate of divestiture under Code §1043(b)(2); or (iii) a payment to pay the FICA tax (and income tax withholding related to the FICA) on the deferred compensation.

Section 6.8.   Distribution to Specified Employees. Notwithstanding anything to the contrary in the Plan or in a Participant payment election, the Plan may not distribute to a Specified Employee, based on Separation from Service, earlier than 6 months following Separation from Service (or if earlier, upon the Specified Employee’s death).  A “Specified Employee” means a Participant who is described in Section 416(i) of the Internal Revenue Code, disregarding paragraph (5) thereof.  However, a Participant is not a Specified Employee unless any stock of the Company (or of a member of the same group of controlled entities as Company) is publicly traded on an established securities market or otherwise.

Section 6.9.  General Release.  Unless otherwise provided in a Participant’s employment agreement, the Committee in its discretion may require a Participant to execute a general release of claims, in such form as the Company may prescribe, as a condition to the payment of benefits hereunder.

VII.	INDIVIDUAL ACCOUNTS AND THE RABBI TRUST

Section 7.1.  Establishment of a Rabbi Trust.  After the Effective Date, the Company shall be authorized, but shall not be required, to establish a revocable Rabbi Trust for the benefit of the Participants, both active and retired.  Any such Rabbi Trust shall have an independent trustee, selected by the Company, and, it shall contain restrictions on the Company’s ability to amend or terminate any of the terms thereof after the Rabbi Trust shall become irrevocable as provided in Section 7.2.

All assets held in the Rabbi Trust (while revocable or irrevocable) shall at all times be specifically subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the Rabbi Trust, along with a required procedure for notifying the Trustee of any such bankruptcy or insolvency.

Section 7.2.  Payment of Benefits from the Trust.  The Company shall be primarily obligated to pay all benefits of Participants under the Plan, whether the Rabbi Trust is revocable or irrevocable at the time.  In the event the Company fails to fulfill any such obligation hereunder in a timely manner, the Trustee shall be empowered, under the terms of the Rabbi Trust, to either cash in any related life insurance policies or to borrow against the policies, to the extent necessary to pay past due benefits directly from the Trust.

VIII.	BENEFICIARY DESIGNATION

Section 8.1.  Designation of Beneficiary.  Each Participant shall be entitled to designate one or more beneficiaries by filing a signed, written notice of such designation with the Committee, in a form as the Committee may prescribe.  A Participant may revoke or modify a beneficiary designation at any time by filing a new beneficiary designation form with the Committee.

Section 8.2. Payment to a Participant’s Estate.  A Participant’s beneficiary designation shall be deemed automatically revoked in the event all designated beneficiaries predecease such Participant or, if the sole beneficiary is such Participant’s Spouse, in the event of dissolution of marriage.  In such event, or in the event a Participant does not designate a beneficiary, the benefits under Sections 6.5(a) and 6.5(d) shall be paid to such Participant’s estate.

IX.	MISCELLANEOUS

Section 9.1.  Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily to provide benefits to a “select group of management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA and, therefore, is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.  Accordingly, the Committee may terminate the Plan for any or all Participants in order to achieve and maintain this intended result, provided that previously accrued benefits hereunder shall not be reduced or otherwise adversely affected without the written consent of the affected Participants.

Section 9.2.  Withholding.  The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy Federal, state, and local tax withholding requirements, or to deduct from any or all payments made pursuant to the Plan amounts sufficient to satisfy such tax withholding requirements.  In the event any FICA, FUTA, Social Security, Medicare or any similar taxes become due on benefits (or the value of such benefits) accrued under this Plan at any time prior to the actual payment of benefits under this Plan, the Company shall be authorized to withhold from the regular salary of such Participant the amount of any such tax payable by the Participant.  Withholding shall take place during the same calendar year in which the taxes on such benefits become due, or at such time as may be required by Internal Revenue Service regulations.

Section 9.3.  Costs of the Plan.  All costs of implementing and administering the Plan shall be borne by the Company.

Section 9.4.  Nontransferability.  Neither the Participants nor any designated beneficiary shall have the right to sell, assign, transfer, or otherwise convey the right to receive any payment hereunder; nor shall any such payment be subject to attachment, garnishment, levy, pledge, bankruptcy, or any other manner or kind of execution in connection with any claim against the Participants or any designated beneficiary thereof.

Section 9.5.  Successors.  All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the direct or indirect result of a merger, consolidation, or reorganization involving the Company or the purchase or other acquisition of all or substantially all of the business and/or assets of the Company.

Section 9.6.  Address of Participant or Beneficiary.  Each Participant shall keep the Company apprised of his or her current address and that of any designated beneficiary during his or her participation in the Plan.  Upon the death of a Participant, any beneficiaries entitled to receive benefit payment under the Plan shall keep the Company apprised of their current address until the entire amount to be distributed has been paid.

Section 9.7.  Applicable Law.  To the extent not preempted by Federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Iowa.

Section 9.8.  Amendment.  The Company reserves the right to amend the Plan at any time to comply with Code §409A and Applicable Guidance or for any other purpose, provided that such amendment will not result in taxation to any Participant under Code §409A.  Except as the Plan and Applicable Guidance otherwise may require, the Company may make any such amendments effective immediately.

Section 9.9.  Termination.   The Company, by action of the Board, may terminate, but is not required to terminate, the Plan and distribute Plan Accounts under the following circumstances:

(a)  Dissolution/Bankruptcy.  The Company may terminate the Plan within 12 months following a dissolution of the Company or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the deferred compensation is paid to the Participants and is included in the Participants’ gross income in the latest calendar year: (i) in which the plan termination occurs; (ii) in which the amounts no longer are subject to a Substantial Risk of Forfeiture (as defined in Applicable Guidance); or (iii) in which the payment is administratively practicable.

(b)  Change in Control.  The Company may terminate the Plan within the 30 days preceding or the 12 months following a Change in Control (as defined in Applicable Guidance) provided the Company distributes all Plan Accounts (and must distribute the accounts under any substantially similar Company plan which plan the Company also must terminate) within 12 months following the Plan termination.

(c)  Other.  The Company may terminate the Plan for any other reason in the Company’s discretion provided that:  (i) the Company also terminates all aggregated plans in which any Participant also is a participant; (ii) the Plan makes no payments in the 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination; (iii) the Plan makes all payments within 24 months following the Plan termination date; and (iv) the Company within 3 years following the Plan termination date does not adopt a new plan covering any Participant that would be an Aggregated Plan.

(d)  Applicable Guidance.  The Company may terminate the Plan under such other circumstances as Applicable Guidance may permit.

X.	CLAIMS PROCEDURE

Section 10.1.  Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”) shall present the request in writing to the Chairman & CEO and the President of MidAmerican Energy Holdings Company (“Chairman & CEO and President”), who shall respond in writing as soon as practical. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

Section 10.2.  Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary; and

c)	An explanation of the Plan’s claim review procedure.

Section 10.3.  Review of Claim Denial.  Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Chairman & CEO and the President. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Chairman & CEO and the President of Claimant’s claim or request.  The claim or request shall be reviewed by the Chairman & CEO and the President, who may, but shall not be required to, grant the Claimant a hearing.  On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

If the claim is made by the President of MidAmerican Energy Holdings Company, the claim or appeal of the claim shall be reviewed by the Chairman & CEO of MidAmerican Energy Holdings Company.  If the claim is made by the Chairman & CEO of MidAmerican Energy Holdings Company, the claim or review of the claim shall be reviewed by the Compensation Committee of MidAmerican Energy Holdings Company.

Section 10.4.  Final Decision. The decision on review shall normally be made within sixty (60) days after receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days.

Executed this 25th day of February, 2008

MIDAMERICAN ENERGY COMPANY

By: /s/ Paul J. Leighton
Paul J. Leighton
Vice President